SCHEDULE 14A

                     Information Required in Proxy Statement

                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant:  No.

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         Rule 14a-6(e)(2))

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[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                                    MFB Corp.
                (Name Of Registrant As Specified In Its Charter)

                                    MFB Corp.
                   (Name of Person(s) Filing Proxy Statement)

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

                                   MFB CORP.
                            121 South Church Street
                            Mishawaka, Indiana 46544
                                 (574) 255-3146

                    ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    ----------------------------------------

                         To Be Held On January 21, 2003

     Notice is hereby given that the Annual Meeting of Shareholders of MFB Corp. (the "Holding Company") will be held at the McKinley Branch Office of MFB Financial at 411 W. McKinley Avenue, Mishawaka, Indiana 46545, on Tuesday, January 21, 2003, at 7:00 p.m., Eastern Standard Time.

     The Annual Meeting will be held for the following purposes:

     1. Election of Directors. Election of two directors of the Holding Company to serve three-year terms expiring in 2006.

     2. Ratification of Auditors. Ratification of the appointment of Crowe, Chizek and Company LLP as auditors for MFB Corp. for the fiscal year ending September 30, 2003.

     3. Other Business. Such other matters as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on December 6, 2002, are entitled to vote at the meeting or any adjournment thereof.

     We urge you to read the enclosed Proxy Statement carefully so that you may be informed about the business to come before the meeting, or any adjournment thereof. At your earliest convenience, please sign and return the accompanying proxy in the postage-paid envelope furnished for that purpose.

     A copy of our Annual Report for the fiscal year ended September 30, 2002, is enclosed. The Annual Report is not a part of the proxy soliciting material enclosed with this letter.

                                        By Order of the Board of Directors


                                        /s/ Charles J. Viater
                                        Charles J. Viater, President and
                                        Chief Executive Officer

Mishawaka, Indiana
December 16, 2002

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                   MFB CORP.
                            121 South Church Street
                            Mishawaka, Indiana 46544
                                 (574) 255-3146

                                ---------------
                                PROXY STATEMENT
                                ---------------

                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS

                                January 21, 2003

     This Proxy Statement is being furnished to the holders of common stock, without par value (the "Common Stock"), of MFB Corp. (the "Holding Company"), an Indiana corporation, in connection with the solicitation of proxies by the Board of Directors of the Holding Company to be voted at the Annual Meeting of Shareholders to be held at 7:00 p.m., Eastern Standard Time, on January 21, 2003, at the McKinley Branch Office of MFB Financial at 411 W. McKinley Avenue, Mishawaka, Indiana, and at any adjournment of such meeting. The principal asset of the Holding Company consists of 100% of the issued and outstanding shares of common stock, $.01 par value per share, of MFB Financial. This Proxy Statement is expected to be mailed to the shareholders on or about December 16, 2002.

     The proxy solicited hereby, if properly signed and returned to the Holding Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted for each of the matters described below and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies.

     Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Holding Company written notice thereof (M. Gilbert Eberhart, 121 South Church Street, Mishawaka, Indiana 46544), (ii) submitting a duly executed proxy bearing a later date, or
(iii) by appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.


                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Only shareholders of record at the close of business on December 6, 2002 ("Voting Record Date"), will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 1,301,849 shares of the Common Stock issued and outstanding, and the Holding Company had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented at the Annual Meeting. The holders of over 50% of the outstanding shares of Common Stock as of the Voting Record Date must be present in person or by proxy at the Annual Meeting to constitute a quorum. In determining whether a quorum is present, shareholders who abstain, cast broker non-votes, or withhold authority to vote on one or more director nominees will be deemed present at the Annual Meeting.

     The following table sets forth certain information regarding the beneficial ownership at the Common Stock as of December 6, 2002, by each person who is known by the Holding Company to own beneficially 5% or more of the Common Stock. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

                                          Number of Shares
    Name and Address of                   of Common Stock         Percent of
    Beneficial Owner (1)                 Beneficially Owned        Class (2)
---------------------------------------- ------------------    -----------------
Dimensional Fund Advisors Inc. (3)          68,100 (3)              5.2%
1299 Ocean Avenue, 11th Floor
Santa Monica, California  90401

First Manhattan Co., General Partner (4)    83,883 (4)              6.4%
437 Madison Avenue
New York, New York  10022

Home Federal Savings Bank, Trustee         133,802 (5)             10.3%
501 Washington Street
Columbus, Indiana 47201

Charles J. Viater                          100,402 (6)              7.3%
121 South Church Street
Mishawaka, Indiana  46544
----------------------------
(1) The information in this chart is based on Schedule 13D and 13G reports filed by the above-listed persons with the Securities and Exchange Commission and subsequent communications from such persons. It does not reflect any changes in those shareholdings which may have occurred since the date of such filings or communications.
(2) Based upon 1,301,849 shares of Common Stock outstanding which does not include options for 194,950 shares of Common Stock granted to certain directors, officers and employees of the Holding Company and MFB Financial.
(3) Dimensional Fund Advisors Inc. is a registered investment advisor that furnishes investment advice to the investment companies, commingled group trusts and separate accounts that own these shares. Dimensional Fund Advisors Inc. has sole voting and dispositive power with respect to the shares listed above.
(4) First Manhattan Co. is a securities broker and dealer and investment advisor. First Manhattan Co. is the general partner of the limited partnerships that own these shares. First Manhattan Co. has sole voting and dispositive power with respect to the shares listed above.
(5) These shares are held by the Trustee of the Holding Company's Employee Stock Ownership Plan. The employees participating in that Plan are entitled to instruct the Trustee how to vote shares held in their accounts under the Plan. Unallocated shares held in a suspense account under the Plan are required under the Plan terms to be voted by the Trustee in the same proportion as allocated shares are voted.
(6) Includes 7,737 whole shares allocated to Mr. Viater under the MFB Financial Employee Stock Ownership Plan and Trust (the "ESOP") as of September 30, 2001, 1,683 whole shares allocated to his account under the MFB Financial Employees' Savings & Profit Sharing Plan and Trust (the "401(k) Plan") as of October 31, 2002, and 68,765 shares subject to stock options granted under the MFB Corp. Stock Option Plan (the "Option Plan") and the MFB Corp. 1997 Option Plan (the "1997 Option Plan"). Does not include 53,235 shares subject to stock options granted under the Option Plan, the 1997 Option Plan, and the MFB Corp. 2002 Stock Option Plan (the "2002 Option Plan"), which are not exercisable within 60 days of the Voting Record Date.


                      PROPOSAL I -- ELECTION OF DIRECTORS

     The Board of Directors currently consists of seven members. The By-Laws provide that the Board of Directors is to be divided into three classes as nearly equal in number as possible. The members of each class are to be elected for a term of three years and until their successors are elected and qualified. One class of directors is to be elected annually. Directors must have their principal domicile in St. Joseph County, Indiana, must have had a loan or deposit relationship with MFB Financial for a continuous period of 12 months prior to their nomination to the board, and non-employee directors must have served as a member of a civic or community organization based in St. Joseph County, Indiana for at least a continuous period of 12 months during the five years prior to their nomination to the Board. The nominees for director this year are M. Gilbert Eberhart, DDS, and Jonathan E. Kintner, O.D., each of whom is a current director of the Holding Company. If elected by the shareholders at the Annual Meeting, the terms of Messrs. Eberhart and Kintner will expire in 2006.

     Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of the nominees listed below. If any person named as a nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxy holders will nominate and vote for a replacement nominee recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why the nominees listed below may not be able to serve as directors if elected.

     The following table sets forth certain information regarding the nominees for the position of director of the Holding Company, including the number and percent of shares of Common Stock beneficially owned by such persons as of the Voting Record Date. Unless otherwise indicated, each nominee has sole investment and/or voting power with respect to the shares shown as beneficially owned by him. No nominee for director is related to any other nominee for director or executive officer of the Holding Company by blood, marriage, or adoption, and there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected. The table also sets forth the number of shares of Holding Company Common Stock beneficially owned by all directors and executive officers of the Holding Company as a group.

                                                         Director   Common Stock
                                           Director of    of the    Beneficially
                           Expiration of       MFB       Holding    Owned as of
                              Term as       Financial    Company    December 6,    Percentage
Name                         Director         Since       Since       2002 (1)      of Class
-------------------------  -------------   -----------   --------   ------------   ----------
Director Nominees:
M. Gilbert Eberhart, DDS       2006            1979        1994       41,900 (2)      3.2%
Jonathan E. Kintner, O.D.      2006            1977        1994       30,140 (3)      2.3%

Directors:
Thomas F. Hums                 2005            1961        1994       30,748 (4)      2.4%
Christine A. Lauber            2004            1998        1998        9,800 (5)       .7%
Michael J. Marien              2005            1987        1994       38,180 (6)      2.9%
Charles J. Viater              2005            1995        1995      100,402 (7)      7.3%
Reginald H. Wagle              2004            1982        1994       34,100 (8)      2.6%

Executive Officers:
Donald R. Kyle                                                        11,260 (9)       .9%
Thomas J. Flournoy                                                     1,100 (10)     .08%

All directors and executive officers
  as a group (9 persons)                                             297,630 (11)    20.9%
-------------------------------

(1) Based upon information furnished by the respective director nominees. Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he or she has any economic power with respect to the shares. Includes shares beneficially owned by members of the immediate families of the director nominees residing in their homes.
(2) Of these shares, 8,000 shares are subject to a stock option granted under the Option Plan.
(3) Of these shares, 2,700 shares are subject to a stock option granted under the Stock Option Plan.
(4) Of these shares, 15,750 are held in a trust of which Mr. Hums' spouse is trustee and beneficiary and 6,250 are held in a trust of which Mr. Hums is trustee and beneficiary.
(5) Includes 9,600 shares subject to a stock option granted under the 1997 Option Plan. Does not include 2,400 shares subject to a stock option granted under the 1997 Option Plan which is not exercisable within 60 days of the Voting Record Date.
(6) Of these shares, 12,000 are subject to a stock option granted under the Option Plan.
(7) Includes 7,737 whole shares allocated to Mr. Viater under the ESOP as of September 30, 2001, 1,683 whole shares allocated to his account under the 401(k) Plan as of October 31, 2002, and 68,765 shares subject to stock options granted under the Option Plan and the 1997 Option Plan. Does not include 53,235 shares subject to stock options granted under the 1997 Option Plan and the 2002 Option Plan which are not exercisable within 60 days of the Voting Record Date.
(8) Includes 19,200 shares held jointly by Mr. Wagle and his spouse and 12,000 shares subject to a stock option granted under the Stock Option Plan.
(9) Includes 9,500 shares subject to stock options granted under the 1997 Option Plan, 515 shares allocated to Mr. Kyle under the 401(k) Plan, and 245 shares allocated to Mr. Kyle under the ESOP. Does not include 1,500 shares subject to stock options granted under the 1997 Option Plan which are not exercisable within 60 days of the Voting Record Date.
(10) Consists of 1,100 shares subject to stock options granted under the 1997 Option Plan. Does not include 5,900 shares subject to stock options granted under the 1997 Option Plan which are not exercisable within 60 days of the Voting Record Date.
(11) The total of such shares includes 123,665 shares subject to stock options granted under the Option Plan and the 1997 Option Plan, 7,982 shares allocated to such persons under the ESOP, and 2,198 shares allocated to such persons under the 401(k) Plan.

     Presented below is certain information concerning the directors and director nominees of the Holding Company:

     M. Gilbert Eberhart, DDS (age 68) has served as Secretary of MFB Financial since 1987 and of the Holding Company since its inception. He is also a dentist based in Mishawaka.

     Thomas F. Hums (age 69) served as President and Chief Executive Officer of MFB Financial from 1972 until September 1995 and as President and Chief
Executive Officer of the Holding Company from its inception until September, 1995. He is the current Chairman of the Holding Company and of MFB Financial.

     Jonathan E. Kintner, O.D. (age 59) is an optometrist based in Mishawaka.

     Christine A. Lauber (age 57) has served as a certified public accountant in private practice in South Bend, Indiana for more than the last five years. She also serves as President of Automated Information Management, Inc. (payroll management services, South Bend, Indiana).

     Michael J. Marien (age 54) has served as an Account Manager for ITW/Signode Corp., a division of Illinois Tool Works (packaging of steel industry products and services, Glenview, Illinois), for more than the past five years.

     Charles J. Viater (age 48) has served as the President and Chief Executive Officer of the Holding Company and of MFB Financial since September, 1995. He previously served as Executive Vice President of Amity Federal Bank and Chief Financial Officer of Amity Bancshares, Inc. (Tinley Park, Illinois) beginning in December, 1990.

     Reginald H. Wagle (age 60) has served as Vice President of Memorial Health Foundation since 1992. Until 1992, he was a free-lance political consultant and until 1991, he also served as District Director for the Office of United States Representative John P. Hiler, Third Congressional District of Indiana.

     THE DIRECTORS WILL BE ELECTED UPON RECEIPT OF A PLURALITY OF VOTES CAST AT THE ANNUAL SHAREHOLDERS MEETING. PLURALITY MEANS THAT INDIVIDUALS WHO RECEIVE THE LARGEST NUMBER OF VOTES CAST ARE ELECTED UP TO THE MAXIMUM NUMBER OF DIRECTORS TO BE CHOSEN AT THE MEETING. ABSTENTIONS, BROKER NON-VOTES, AND INSTRUCTIONS ON THE ACCOMPANYING PROXY TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE OF THE NOMINEES WILL RESULT IN THE RESPECTIVE NOMINEE RECEIVING FEWER VOTES. HOWEVER, THE NUMBER OF VOTES OTHERWISE RECEIVED BY THE NOMINEE WILL NOT BE REDUCED BY SUCH ACTION.


The Board of Directors and its Committees

     During the fiscal year ended September 30, 2002, the Board of Directors of the Holding Company met or acted by written consent 12 times. No director attended fewer than 75% of the aggregate total number of meetings during the last fiscal year of the Board of Directors of the Holding Company held while he served as director and of meetings of committees which he served during that fiscal year. The Board of Directors of the Holding Company has an Audit Committee and a Stock Compensation Committee. All committee members are appointed by the Board of Directors.

     The Audit Committee recommends the appointment of the Holding Company's independent accountants, and meets with them to outline the scope and review the results of such audit. The members of the Audit Committee are Christine A. Lauber, Thomas F. Hums and Reginald H. Wagle. The Audit Committee held four meetings during the fiscal year ended September 30, 2002.

     The Stock Compensation Committee administers the Holding Company's stock option plans. The members of that Committee are Messrs. Eberhart, Kintner, Marien, Wagle and Hums and Ms. Lauber. It held two meetings during the fiscal year ended September 30, 2002.

     The Corporation's Nominating Committee nominated the slate of directors set forth in the Proxy Statement. The Nominating Committee was formed in November, 2002, and held no meetings during the fiscal year ended September 30, 2002. The members of the Nominating committee are Christine A. Lauber, Reginald H. Wagle, and Michael J. Marien. Although the Committee will consider nominees recommended by shareholders, it has not actively solicited recommendations for nominees from shareholders nor has it established procedures for this purpose. Article III,
Section 12 of the Holding Company's By-Laws provides that shareholders entitled to vote for the election of directors may name nominees for election to the Board of Directors but there are certain requirements that must be satisfied in order to do so. Among other things, written notice of a proposed nomination must be received by the Secretary of the Holding Company not less than 120 days prior to the Annual Meeting; provided, however, that in the event that less than 130 days' notice or public disclosure of the date of the meeting is given or made to shareholders (which notice or public disclosure includes the date of the Annual Meeting specified in the Holding Company's By-Laws if the Annual Meeting is held on such date), notice must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.


Audit Committee Report, Charter, and Independence

     Audit Committee Report. The Audit Committee reports as follows with respect to the audit of the Holding Company's financial statements for the fiscal year ended September 30, 2002, included in the Holding Company's Shareholder Annual Report accompanying this Proxy Statement ("2002 Audited Financial Statements"):

     The Committee has reviewed and discussed the Holding Company's 2002 Audited Financial Statements with the Holding Company's management.

     The Committee has discussed with its independent auditors (Crowe, Chizek and Company LLP) the matters required to be discussed by Statement on Auditing Standards 61, which include, among other items, matters related to the conduct of the audit of the Holding Company's financial statements.

     The Committee has received written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (which relates to the auditor's independence from the Holding Company and its related entities) and has discussed with the auditors the auditors' independence from the Holding Company.

     Based on review and discussions of the Holding Company's 2002 Audited Financial Statements with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors that the Holding Company's 2002 Audited Financial Statements be included in the Holding Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2002.

     This Report is respectfully submitted by the Audit Committee of the Holding Company's Board of Directors.

                            Audit Committee Members
                            -----------------------
                               Christine A. Lauber
                                 Thomas F. Hums
                                Reginald H. Wagle

     Audit Committee Charter. The Board of Directors has adopted a written charter for the Audit Committee. The Board of Directors reviews and approves changes to the Audit Committee Charter annually.

     Independence of Audit Committee Members. The Holding Company's Audit Committee is comprised of Messrs. Thomas F. Hums, Reginald H. Wagle and Ms.
Christine A. Lauber. Each of these members meets the requirements for independence set forth in the Listing Standards of the National Association of Securities Dealers.


Management Remuneration and Related Transactions

     Joint Report of the Compensation Committee and the Stock Compensation Committee

     The Board of Directors of MFB Financial reviews payroll costs, establishes policies and objectives relating to compensation, and is advised of aggregate budgeted amounts for the salaries of all employees, including executive officers, which (with the exception of the salary and bonus of the President and Chief Executive Officer) are determined by the Holding Company's President and Chief Executive Officer or by Departmental managers. All decisions relating to salary of the Holding Company's Named Executive Officer are approved by the full Board of Directors in an executive session at which the Named Executive Officer is not present. In fiscal 2002, there were no modifications made by the full Board of Directors to the President's actions and recommendations concerning budgeted amounts for compensation. In approving the salaries of executive officers other than his own, Mr. Viater has access to and reviews compensation data for comparable financial institutions in the Midwest. Moreover, from time to time Mr. Viater reviews information provided to him by independent compensation consultants in making his decisions.

     The Holding Company's Stock Compensation Committee administers the Holding Company's stock option plans. Its members are Ms. Lauber and Messrs. Eberhart, Kintner, Marien, Wagle and Hums.

     The objectives of the Board of Directors and the Stock Compensation Committee with respect to executive compensation are the following:

     (1) provide compensation opportunities comparable to those offered by other similarly situated financial institutions in order to be able to attract and retain talented executives who are critical to the Holding Company's long-term success;

     (2)  reward  executive   officers  based  upon  their  ability  to  achieve
          short-term and long-term strategic goals and objectives and to enhance shareholder value; and

     (3) align the interests of the executive officers with the long-term interests of shareholders by granting stock options which will become more valuable to the executives as the value of the Holding Company's shares increases.

     At present, the Holding Company's executive compensation program is comprised of base salary, annual incentive bonuses and long-term incentive bonuses in the form of stock options. Reasonable base salaries are awarded based on salaries paid by comparable financial institutions, particularly in the Midwest, and individual performance.

     Base Salary. Base salary levels of the Holding Company's executive officers are intended to be comparable to those offered by similar financial institutions in the Midwest. In determining base salaries, the Holding Company's President and Chief Executive Officer also takes into account individual experience and performance.

     Mr. Charles J. Viater was the Holding Company's Chief Executive Officer throughout fiscal 2002. Mr. Viater's salary was increased from $178,723 in fiscal 2001 to $191,784 in fiscal 2002. In recommending this increase, the Board of Directors of the Holding Company, excluding Mr. Viater, considered the Holding Company's financial performance for the prior fiscal year.

     Stock Options. The Holding Company's stock option plans serve as long-term incentive plans for executive officers and other key employees. These plans align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and enable executives to acquire a significant ownership position in the Holding Company's Common Stock. Stock options are granted at the prevailing market price and will only have a value to the executives if the stock price increases. The Stock Compensation Committee determines the number of option grants to be made to executive officers based on the practices of comparable financial institutions as well as the executive's level of responsibility and contributions to the Holding Company.

     Mr. Viater did not receive any grant of stock options during fiscal year 2002. See "Management Remuneration and Related Transactions-- Stock Options."

     Finally, the Board of Directors notes that Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code), in certain circumstances, limits to $1 million the deductibility of compensation, including stock-based compensation, paid to top executives by public companies. None of the compensation paid to the executive officers named in the compensation table below exceeded the threshold for deductibility under section 162(m).

     The Board of Directors and the Stock Compensation Committee believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and the interests of the Holding Company's shareholders. As performance goals are met or exceeded, most probably resulting in increased value to shareholders, executives are rewarded commensurately. The Committee members believe that compensation levels during fiscal 2002 for executives and for the chief executive officer adequately reflect the Holding Company's compensation goals and policies.

     Board Members                Stock Compensation Committee Members
     --------------------------   ------------------------------------
     M. Gilbert Eberhart, DDS     M. Gilbert Eberhart, DDS
     Thomas F. Hums               Thomas F. Hums
     Jonathan E. Kintner, O.D.    Jonathan E. Kintner, O.D.
     Christine A. Lauber          Christine A. Lauber
     Michael J. Marien            Michael J. Marien
     Charles J. Viater            Reginald H. Wagle
     Reginald H. Wagle


     Remuneration of Named Executive Officer

     During the fiscal year ended September 30, 2002, no cash compensation was paid directly by the Holding Company to any of its executive officers. Each of such officers was compensated by MFB Financial.

     The following table sets forth information as to annual, long-term and other compensation for services in all capacities to the Holding Company and its subsidiaries for the last three fiscal years of (1) the person who served as chief executive officer of the Holding Company during the fiscal year ended September 30, 2002, and (2) each other executive officer of the Holding Company who earned over $100,000 in salary and bonuses during that fiscal year (the "Named Executive Officers").


                                              Summary Compensation Table

                                                                             Long Term Compensation
                                        Annual Compensation                           Awards
                                     ------------------------                -----------------------
                                                                   Other                                   All
                                                                  Annual     Restricted   Securities      Other
Name and                  Fiscal                                  Compen-       Stock     Underlying     Compen-
Principal Position         Year      Salary ($)(1)  Bonus ($)  sation($)(2)   Awards($)   Options(#)  sation($)(3)
------------------         ----      -------------  ---------  ------------   ---------   ----------  ------------
Charles J. Viater,         2002        $206,109      25,650         --           --           --         $ 7,017
   President and Director  2001        $192,273      36,450         --           --           --         $19,889
                           2000        $165,673      60,000         --           --           --         $21,191
Donald R. Kyle             2002        $119,039       5,000         --           --        2,000 (4)     $ 3,877
   Executive Vice          2001        $117,308      12,000         --           --           --         $ 5,758
   President and Chief     2000        $125,000      37,500         --           --        7,500 (5)     $    86
   Operating Officer

-------------------------------
(1)  Includes fees received for service on MFB Financial's Board of Directors.
(2) The Named Executive Officers of the Holding Company receive certain perquisites, but the incremental cost of providing such perquisites does not exceed the lesser of $50,000 or 10% of the officer's salary and bonus.
(3) Includes MFB Financial's contributions to the MFB Financial Employee Stock Ownership Plan and Trust allocable to the Named Executive Officers and MFB Financial's contributions on behalf of the Named Executive Officers to the 401(k) Plan.
(4)  These options became fully vested on June 18, 2002.
(5) These options vested at the rate of 33-1/3% per year commencing July 20, 2000.

     Stock Options

     The following table sets forth information related to options granted during fiscal year 2002 to the Named Executive Officers.

                                   Option Grants - Last Fiscal Year
                                          Individual Grants

                                         % of Total
                                       Options Granted     Exercise or
                          Options       to Employees       Base Price       Expiration   Grant Date
Name                  Granted (#)(1)   In Fiscal Year     ($/Share) (2)      Date (3)     Value (4)
-------------------   --------------   --------------     -------------     ----------  ------------
Donald R. Kyle            2,000             3.3%             $20.55         01/01/2011     $9,520

--------------------------
(1)  Options to acquire shares of the Holding Company's Common Stock.
(2) The option exercise price may be paid in cash or with the approval of the Stock Option Committee in shares of the Holding Company's Common Stock or a combination thereof. The option exercise price equaled the market value of a share of the Holding Company's Common Stock on the date of grant.
(3)  Mr. Kyle's options became exercisable on June 18, 2002.
(4) This column sets forth the present value of the options on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield of 2.06%, risk-free rate of return of 5.04%, expected volatility of 14.3% and expected life of options of eight years.

     The following table includes the number of shares covered by stock options held by the Named Executive Officers as of September 30, 2002. Also reported are the values for "in-the-money" options (options whose exercise price is lower than the market value of the shares at fiscal year end) which represent the spread between the exercise price of any such existing stock options and the fiscal year-end market price of the stock. The Named Executive Officers did not receive or exercise any stock options during the fiscal year.

        Outstanding Stock Option Grants and Value Realized As Of 9/30/02

                     Number of Unexercised     Value of Unexercised In-the-Money
                   Options at Fiscal Year End   Options at Fiscal Year End (1)
                  ---------------------------- ---------------------------------
Name              Exercisable Unexercisable(2)   Exercisable Unexercisable(2)
----------------- ----------- ----------------   ----------- ----------------
Charles J. Viater    63,235          7,886         $205,804        $3,076
Donald R. Kyle        7,500             --         $  2,793            --
---------------------
(1) Amounts reflecting gains on outstanding options are based on the closing price per share for the shares on September 30, 2002, which was $21.89 per share.
(2) The shares represented could not be acquired by the Named Executive Officer as of September 30, 2002.


     Employment Contracts

     MFB Financial has entered into a three-year employment contracts with Mr. Viater, the Holding Company's President and Chief Executive Officer, Mr. Kyle, the Holding Company's Executive Vice President, and Mr. Flournoy, the Holding Company's Vice President and Chief Financial Officer (collectively, the "Employees"). The contracts extend monthly for an additional month to maintain their three-year term if the Board of Directors of MFB Financial determines to so extend them, unless notice not to extend is properly given by either party to the contract. The Employees receive salary under the contracts equal to their current salary subject to increases approved by the Board of Directors. The contracts also provide, among other things, for other fringe benefits and benefit plans available to MFB Financial's employees. The Employees may terminate their employment upon sixty days' written notice to MFB Financial. MFB Financial may discharge any of them for cause (as defined in the contract) at any time or in certain events specified by OTS regulations. If MFB Financial terminates Mr. Kyle's or Mr. Flournoy's employment for other than cause or if Mr. Kyle or Mr. Flournoy terminates his own employment for cause (as defined in the contract), he will receive his base compensation under the contract for an additional three years if the termination follows a change of control of the Holding Company (as defined below) or for the remaining term of the contract, if the termination does not follow a change of control. Mr. Viater will receive such payments if he terminates his own employment for cause (as defined in the contract) or if he terminates his employment without cause within 12 months following a change of control. Mr. Viater's employment may not be terminated by MFB Financial without cause. In addition, during such periods, each Employee will continue to participate in MFB Financial's group insurance plans or receive comparable benefits. Moreover, within a period of three months after such termination following a change of control, the Employees will have the right to cause MFB Financial to purchase any stock options they hold for a price equal to the fair market value (as defined in the contact) of the shares subject to such options minus their option price. If the payments provided for in the contract, together with any other payments made to the Employees by MFB Financial, are deemed to be payments in violation of the "golden parachute" rules of the Code, such payments will be reduced to the largest amount which would not cause MFB Financial to lose a tax deduction for such payments under those rules. As of the date hereof, the cash compensation which would be paid under the contracts if the three-year payment obligation were triggered under the contracts would be $570,000 to Mr. Viater, $360,000 to Mr. Kyle, and $306,000 to Mr. Flournoy. For purposes of this employment contract, a change of control of the Holding Company is generally an acquisition of control, as defined in regulations issued under the Change in Bank Control Act and the Savings and Loan Holding Company Act. The employment contracts provide MFB Financial protection of its confidential business information and protection from competition by the Employees should they voluntarily terminate their employment without cause or be terminated by MFB Financial for cause.

     Similar contracts have been entered into with respect to four other officers of the Holding Company. The aggregate payments to such four other officers in the event of their involuntary termination within 12 months following a change of control as of the date hereof would be approximately $665,000.


     Compensation of Directors

     All directors of MFB Financial receive an annual fee of $5,400, plus a fee of $725 per Board meeting attended. Members of Board Committees, who are not employees of MFB Financial, are paid a separate fee of $40 per meeting. As Chairman of the Board of MFB Financial, Mr. Hums receives additional directors' fees of $3,400 per year.

     Directors of the Holding Company are not currently paid directors' fees. The Holding Company may, if it believes it is necessary to attract qualified directors or otherwise beneficial to the Holding Company, adopt a policy of paying directors' fees.


     Pension Plan

     MFB Financial's full-time employees are included in the Holding Company's pension plan, a noncontributory multiple employer comprehensive pension plan (the "Pension Plan"). Separate actuarial valuations are not made for individual employer members of the Pension Plan. MFB Financial's employees are eligible to participate in the plan once they have completed one year of service for MFB Financial and attained age 21, if they complete 1,000 hours of service in a calendar year. An employee's pension benefits are 100% vested after five years of service.

     The Pension Plan provides for monthly or lump sum retirement benefits determined as a percentage of the employee's average salary (for his highest five consecutive years of salary) times his years of service. Salary covered includes total taxable compensation as reported on IRS Form W-2, which includes the salary and bonuses set forth in the table below. Early retirement, disability, and death benefits are also payable under the Pension Plan, depending upon the participant's age and years of service. MFB Financial expensed $5,300 for the Pension Plan during the fiscal year ended September 30, 2002.

     The estimated base annual retirement benefits presented on a straight-line basis payable at normal retirement age (65) under the Pension Plan to persons in specified salary and years of service classifications are as follows (benefits noted in the table are not subject to any offset).


                                                        Years of Service
                ----------------------------------------------------------------------------------------------
Highest 5-Year
 Compensation        15           20           25             30           35            40           50
--------------  -----------  -----------  ------------   -----------  -----------   ------------  ------------
   $160,000       $48,000      $ 64,000     $ 80,000       $ 96,000     $112,000      $128,000      $160,000
   $180,000       $54,000      $ 72,000     $ 90,000       $108,000     $126,000      $144,000      $180,000
   $200,000       $60,000      $ 80,000     $100,000       $120,000     $140,000      $160,000      $200,000
   $220,000       $66,000      $ 88,000     $110,000       $132,000     $154,000      $176,000      $220,000
   $240,000       $72,000      $ 96,000     $120,000       $144,000     $168,000      $192,000      $240,000
   $260,000       $78,000      $104,000     $130,000       $156,000     $182,000      $208,000      $260,000
   $280,000       $84,000      $112,000     $140,000       $168,000     $196,000      $224,000      $280,000


     Benefits are currently subject to maximum Code limitations of $160,000 per year. The years of service credited to Mr. Viater under the Pension Plan as of September 30, 2002, were fourteen.


     Performance Graph

     The following graph shows the performance of the Holding Company's Common Stock since September 30, 1997, in comparison to the NASDAQ Stock market - U.S. Index and the NASDAQ Bank Index.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
              AMONG MFB CORP., THE NASDAQ STOCK MARKET (U.S.) INDEX
                            AND THE NASDAQ BANK INDEX

[GRAPH OMITTED}

                                            Cumulative Total Return

                              9/97     9/98     9/99     9/00     9/01     9/02
                             ------   ------   ------   ------   ------   ------
MFB CORP.                    100.00    89.35    87.49    78.62    88.48   103.15
NASDAQ STOCK MARKET (U.S.)   100.00   101.58   165.95   220.33    90.05    70.90
NASDAQ BANK                  100.00    99.27   105.72   113.31   128.51   136.14

* $100 invested on 9/30/97 in stock or index-including reinvestment of dividends.
   Fiscal year ending September 30.


     Transactions With Certain Related Persons

     MFB Financial has followed a policy of offering to its directors and executive officers real estate mortgage loans secured by their principal residence and other loans. These loans are made in the ordinary course of business with the same collateral, interest rates and underwriting criteria as those of comparable transactions prevailing at the time and do not involve more than the normal risk of collectibility or present other unfavorable features.


     Compensation Committee Interlocks and Insider Participation

     All directors of MFB Financial supervise budget decisions concerning the compensation of all employees, including executive officers. The Holding Company's President and Chief Executive Officer sets salaries and bonuses of executive officers other than his own, subject to the review of the Board of Directors. Departmental managers set the compensation of non-officer employees. The Board of Directors of MFB Financial sets the salary and bonus of Charles J. Viater, the President and Chief Executive Officer of the Holding Company, in an executive session at which Mr. Viater is not present. Mr. Viater is an officer of the Holding Company. Mr. Hums is a former officer of the Holding Company. All other directors of MFB Financial are outside directors of the Holding Company. All members of the Stock Compensation Committee are outside directors of the Holding Company.


                    PROPOSAL II -- RATIFICATION OF AUDITORS

     The Board of Directors proposes for the ratification of the shareholders at the Annual Meeting the appointment of Crowe, Chizek and Company LLP, certified public accountants, as independent auditors for the fiscal year ended September 30, 2003. Crowe, Chizek and Company LLP has served as auditors for MFB Financial since 1977. A representative of Crowe, Chizek and Company LLP will be present at the Annual Meeting with the opportunity to make a statement if he so desires. He will also be available to respond to any appropriate questions shareholders may have.


Audit Fees

     Aggregate fees billed by Crowe, Chizek and Company LLP for professional services rendered for the audit of the Holding Company's financial statements for fiscal 2002 and the review of the financial statements included in the Holding Company's quarterly reports on Form 10-Q for the fiscal year were $66,505.


Financial Information System Design and Implementation Fees

     Crowe, Chizek and Company LLP did not bill the Holding Company for any information technology services rendered during fiscal 2002.


All Other Fees

     The aggregate fees billed to the Holding Company by Crowe, Chizek and Company LLP for services other than those described above rendered during fiscal 2002 were $70,229.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF CROWE, CHIZEK AND COMPANY LLP AS THE HOLDING COMPANY'S AUDITORS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2003.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "1934 Act"), requires that the Holding Company's officers and directors and persons who own more than 10% of the Holding Company's Common Stock file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Holding Company with copies of all Section 16(a) forms that they file.

     Based solely on its review of the copies of such forms received by it, and/or written representations from certain reporting persons that no Forms 5 were required for those persons, the Holding Company believes that for the fiscal year ended September 30, 2002, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners with respect to
Section 16(a) of the 1934 Act were satisfied in a timely manner, except that (1) a Form 3 filed for Thomas J. Flournoy reporting no ownership by him of shares and the grant of a stock option for 5,500 shares was filed approximately two months late, and (2) Charles J. Viater did not report until December 2002 the acquisition of 642 shares for an average price per share of $20.30 through the reinvestment of dividends paid on shares held by him directly and in an individual retirement account during the past six years.


                             SHAREHOLDER PROPOSALS

     Any proposal which a shareholder wishes to have presented at the next Annual Meeting of the Holding Company and included in the Holding Company's proxy statement, must be received at the main office of the Holding Company no later than 120 days in advance of December 16, 2003. Any such proposal should be sent to the attention of the Secretary of the Holding Company at 121 South Church Street, Mishawaka, Indiana, 46544. A shareholder proposal being submitted outside the processes of Rule 14a-8 promulgated under the 1934 Act will be considered untimely if it is received by the Holding Company later than 45 days in advance of December 16, 2003. If the Holding Company receives notice of such proposal after such time, each proxy that the Holding Company receives will confer upon it discretionary authority to vote on the proposal in the manner the proxies deem appropriate.


                                 OTHER MATTERS

     Management is not aware of any business to come before the Annual Meeting other than those matters described in the Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

     The cost of solicitation of proxies will be borne by the Holding Company. The Holding Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of the Common Stock. In addition to solicitation by mail, directors, officers, and employees of the Holding Company may solicit proxies personally or by telephone without additional compensation.

     Each shareholder is urged to complete, date and sign the proxy and return it promptly in the enclosed envelope.

                                            By Order of the Board of Directors

                                            /s/ Charles J. Viater
                                            Charles J. Viater, President

December 16, 2002

[X]   PLEASE MARK VOTES                REVOCABLE PROXY
      AS IN THIS EXAMPLE                   MFB CORP.



                         ANNUAL MEETING OF SHAREHOLDERS
                                JANUARY 21, 2003

     The undersigned hereby appoints Michael J. Portolese and Timothy C. Boenne, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of capital stock of MFB Corp. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the McKinley Branch Office, 411 W. McKinley Avenue, Mishawaka, Indiana, on Tuesday, January 21, 2003, at 7:00 P.M., and at any and all adjournments thereof, as follows:









                                     --------------------------------
Please be sure to sign and           Date
date this Proxy in the box
below.


--------------------------------     --------------------------------
Shareholder sign above               Co-holder (if any) sign above


                                               For      With-   For All
                                                        hold    Except
1.    The election as directors of             [ ]       [ ]      [ ]
      M. Gilbert Eberhart, DDS and
      Jonathan E. Kintner, O.D.
      (except as marked to the contrary below).

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.


--------------------------------------------------------------------------------


                                               For      Against      Abstain

2.    Ratification of the appointment of       [ ]        [ ]          [ ]
      Crowe Chizek & Co. as auditors
      for the fiscal year ending
      September 30, 2003.

     The Board of Directors recommends a vote "FOR" each of the listed propositions.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     This proxy may be revoked at any time prior to the voting thereof.

     The undersigned acknowledges receipt from MFB Corp., prior to the execution of this proxy, of a Notice of the Meeting, a Proxy Statement and an Annual Report to Shareholders.

     THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

     Detach above card, sign, date and mail in postage-paid envelope provided.

                                    MFB CORP.


--------------------------------------------------------------------------------

     Please sign as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.


                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY
--------------------------------------------------------------------------------